SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

October 31, 2003

ILLINOIS POWER COMPANY

(Exact name of registrant as specified in its charter)

Illinois	1-3004	37-0344645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 South 27th Street

Decatur, Illinois 62521

(Address of principal executive offices including Zip Code)

(217) 424-6600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

On October 31, 2003, Illinois Power Company (Illinois Power), Dynegy Inc., the ultimate parent company of Illinois Power, and IP Gas Supply Company, a wholly owned subsidiary of Illinois Power, entered into a purchase agreement under which a newly formed subsidiary of Exelon Corporation will acquire substantially all of the assets and liabilities of Illinois Power. The assets included in the transaction consist of approximately 40,000 miles of electric transmission and distribution lines, more than 750 miles of natural gas transmission pipe and 7,600 miles of natural gas distribution lines. Illinois Power, which has more than 1,800 employees and approximately 590,000 electricity customers and 415,000 natural gas customers across northern, central and southern Illinois, currently comprises Dynegy’s regulated energy delivery reporting segment.

PURCHASE AGREEMENT

Under the terms of the purchase agreement, which has been approved by each company’s board of directors, the Exelon subsidiary will acquire substantially all of Illinois Power’s assets and liabilities for $2.225 billion. The purchase price includes:

•	the assumption by Exelon of all of Illinois Power’s debt, estimated to be approximately $1.8 billion at closing;

•	a $150 million promissory note, which is described below; and

•	approximately $275 million of cash, subject to working capital adjustments.

Proceeds from the transaction, with respect to which Dynegy expects to record a book loss, would be used to reduce outstanding indebtedness.

The consummation of the sale is conditioned on, among other things, the elimination of the $2.3 billion intercompany note between Illinois Power and Illinova Corporation, a Dynegy subsidiary and Illinois Power’s direct parent company. The sale is also conditioned on the receipt of all regulatory approvals as specified in the purchase agreement, including approvals from the Illinois Commerce Commission (ICC), the Federal Energy Regulatory Commission (FERC), the Securities and Exchange Commission (SEC), and other governmental and regulatory agencies, as well as the passage of legislation that is expected to be introduced in the Illinois General Assembly during its November veto session, which ends on November 20, 2003. This legislation would authorize the ICC to consider the sale transaction and proposed rate plan for ComEd, Exelon’s Illinois utility subsidiary, and Illinois Power in a single proceeding and render a decision on both issues in a nine-month review process. The proposed rate plan contemplates rate increases for both ComEd and Illinois Power beginning in 2007.

The proposed legislation provides for an immediate effective date, which requires passage by vote of at least three-fifths of each house of the General Assembly. If the legislation passes by a three-fifths super-majority vote in the November veto session and is promptly signed into law by the Governor, then it would become effective in late November. After the legislation becomes effective, a petition would be filed with the ICC in December, which would start the nine-month review with a decision expected in September 2004. Filings with FERC and the SEC are expected to be made around the same time as the filing of the petition with the ICC. Rulings by FERC and the SEC are currently anticipated within a few months following the ICC’s decision. Pending these state and federal approvals, the sale is expected to close in the fourth quarter of 2004. Approval of the legislation by less than a three-fifths super-majority would delay its effective date, as well as the filings with the ICC, FERC and SEC, until July 2004, and delay the decision by the ICC until early 2005.

The purchase agreement may be terminated upon the occurrence of certain events, including:

•	if the closing shall not have occurred on or before December 31, 2004; or

•	if the above-described Illinois legislation does not become effective within 60 days of the end of the legislative session of the Illinois General Assembly scheduled to begin in January 2004.

PROMISSORY NOTE

As indicated above, the purchase price includes a $150 million promissory note which bears interest at 5 percent per annum, payable quarterly, matures in December 2010 and is subject to mandatory prepayment or extension upon the occurrence of specified events, including those relating to credit ratings upgrades obtained by Dynegy and contingent environmental liabilities retained by Illinois Power. Should one of these specified prepayment events occur prior to the closing, the promissory note would not be issued and Dynegy would receive the related $150 million in cash at closing.

POWER PURCHASE AGREEMENT

In a related agreement that is conditioned upon the closing of the transaction, Dynegy has contracted to sell 6,000 megawatts (MWs) of generating capacity to an Exelon subsidiary for six years beginning in January 2005. It is anticipated that this arrangement will be in place concurrently with the termination of Dynegy’s power purchase agreement with Illinois Power and the closing of the transaction.

INCORPORATION BY REFERENCE

A copy of the purchase agreement is incorporated in this report as Exhibit 2.1 and a copy of Dynegy’s press release with respect to the transaction is incorporated in this report as Exhibit 99.1. The Purchase Agreement and the press release are incorporated in this Item 5 by reference. The foregoing description of the purchase agreement and the press release and the transactions contemplated thereby or discussed therein are qualified in their entirety by reference to such exhibits.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements: Not applicable

(b) Pro Forma Financial Information: Not applicable

(c) Exhibits:

Exhibit No.	Document

2.1	Purchase Agreement dated October 31, 2003 among Dynegy Inc., Illinois Power Company, IP Gas Supply Company, Exelon Energy Delivery Company, L.L.C. and New IP Company (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2003, File No. 1-15659).

99.1	Press release dated November 3, 2003 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2003, File No. 1-15659).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILLINOIS POWER COMPANY (Registrant)

Dated: November 5, 2003	By:	/s/ J. KEVIN BLODGETT
	Name: Title:	J. Kevin Blodgett Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Document

2.1	Purchase Agreement dated October 31, 2003 among Dynegy Inc., Illinois Power Company, IP Gas Supply Company, Exelon Energy Delivery Company, L.L.C. and New IP Company (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2003, File No. 1-15659).

99.1	Press release dated November 3, 2003 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Dynegy Inc. filed on November 4, 2003, File No. 1-15659).